Exhibit 23.1

TBPE REGISTERED ENGINEERING FIRM F-1580        FAX (713) 651-0849
1100 LOUISIANA SUITE 4600    HOUSTON, TEXAS 77002-5294    TELEPHONE (713) 651-9191

CONSENT OF RYDER SCOTT COMPANY, L.P.

As independent petroleum engineers, Ryder Scott Company, L.P. hereby consents to the reference to us and our report under the caption “Part II. Item 8. Financial Statements and Supplementary Data – Supplemental Oil and Natural Gas Operations (Unaudited)” and the inclusion of our reserve report as Exhibit 99.1 in the Annual Report on Form 10-K of EP Energy LLC for the year ended December 31, 2015.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas
February 19, 2016

SUITE 600, 1015 4TH STREET, S.W.    CALGARY, ALBERTA T2R 1J4    TEL (403) 262-2799    FAX (403) 262-2790
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